EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Net Income for First Quarter 2019 of $33.7 Million and Total Assets of $8.39 Billion

BETHESDA, Md., April 17, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced quarterly net income of $33.7 million for the three months ended March 31, 2019, (basic and diluted earnings per common share of $0.98) as compared to $35.7 million net income (basic and diluted earnings per common share of $1.04) for the three months ended March 31, 2018.

First quarter 2019 earnings include nonrecurring charges related to share based compensation awards and the retirement of our former Chairman and Chief Executive Officer, Mr. Ronald D. Paul as announced in late March. For the first quarter of 2019, salaries and benefit expenses include $6.2 million ($0.13 per diluted shares) of nonrecurring noninterest expenses.

Excluding nonrecurring costs, net earnings for the first quarter of 2019 were $38.5 million ($1.11 per diluted shares) as compared to $35.7 million net income ($1.04 per diluted shares) for the first quarter in 2018, an 8% increase.

“We are pleased to report another quarter of favorable earnings, supported by continuing loan growth, an increase in the net interest margin over the fourth quarter of 2018, superior core operating leverage, and solid asset quality despite an uptick in net charge-offs and nonperforming loans as discussed below,” noted Susan G. Riel, Interim President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel continued, “The Company’s assets ended the quarter at $8.39 billion, representing 9% growth over the first quarter of 2018. First quarter 2019 earnings resulted in a return on average assets of 1.62% (1.85% excluding nonrecurring costs as defined above) and a return on average tangible common equity of 13.38% (15.26% excluding nonrecurring costs as defined above).”

Ms. Riel added, “Our Company has been truly saddened by the unexpected retirement of Ron Paul due to health reasons. Fortunately, his leadership in developing a strong executive team together with a well designed succession plan adopted by our Board of Directors has resulted in a smooth transition over the past four weeks. I have been with Eagle since the Company was founded in 1997. That, together with my prior banking experience, has prepared me well. Our management philosophy has always been team building. Our entire employee base is highly capable of moving forward and continuing a tradition of building business relationships, continuing our growth initiatives, managing risk, and providing best in class service and strong profitability.”

The Company’s performance in the first quarter of 2019 as compared to the first quarter of 2018 was highlighted by growth in average total loans of 9.4%, growth in average total deposits of 15.2%, a net interest margin of 4.02%, and 8% growth in total revenue to $87.3 million. Ms. Riel noted that the Company focuses more on growth of average balances year over year since that measure relates more directly to income statement results. As compared to the fourth quarter of 2018, average loan growth in the first quarter 2019 was 2.0% and average deposit growth was 0.5%. Deposit growth tends to be seasonally lower in the first quarter of each year. The GAAP reported efficiency ratio for the first quarter in 2019 was 43.87%. Excluding nonrecurring charges as identified above, the Company’s operating leverage remained strong with an efficiency ratio of 36.82% for the first quarter of 2019 as compared to 38.38% for the first quarter of 2018.

During the first quarter of 2019, the Bank incurred an annualized net charge-off of 19 basis points of average loans substantially attributable to one residential condominium project sold at foreclosure to a third party during the first quarter of 2019. The foreclosure sale was ratified by the Court on April 8, 2019 and there is a 30 day closing requirement. Consistent with GAAP, the transaction remained in nonperforming loans as of March 31, 2019. The carrying value of the nonperforming loan at the end of the first quarter was $17.5 million, equal to the purchase price at foreclosure. No additional loss from this transaction is anticipated. Nonperforming loans increased significantly as a result of the residential condominium loan discussed above. Further increases included a $1.5 million loan characterized as nonperforming at March 31, 2019 which was paid in full shortly following the end of the first quarter. Excluding the $19.0 million of loan balances discussed above, nonperforming loans at March 31, 2019 would have been $21.3 million (0.30% of total loans).

Ms. Riel added, “For the first quarter of 2019, period end loan balances grew 2.6% over December 31, 2018, and total deposits declined by 4.2%. The pipeline of loan commitments and new relationship opportunities remains strong. Management continues to focus on achieving relationship development and growth. Importantly, the mix of noninterest deposits to total deposits averaged 32.5% in the first quarter of 2019, as compared to 33.5% for the first quarter of 2018.”

The net interest margin was 4.02% for the first quarter of 2019, up five basis points from the fourth quarter of 2018 and down 15 basis points as compared to the first quarter in 2018. The improved net interest margin in the first quarter of 2019 was due to a higher mix of loans relative to total assets, higher loan yields and lower deposit betas in the first quarter of 2019 as compared to the fourth quarter in 2018. The decline in the net interest margin in the first quarter of 2019, versus the same period in 2018, was due to an increase in the cost of funds of 46 basis points exceeding the increased yield on earning assets of 31 basis points in a generally increasing interest rate environment, as loan demand required increased funding. Ms. Riel noted, “While we saw a higher cost of funds, we also experienced improved loan yields, in part due to rate adjustments on our predominately variable and adjustable rate loan portfolio.” Increases in the cost of interest bearing deposits were just six basis points in the first quarter of 2019. The Company’s net interest income increased 7% in the first quarter of 2019 over 2018 as we continue to see quality lending opportunities and have continued emphasis on disciplined pricing for both new loans and funding sources. Management believes that the Company has maintained a superior net interest margin compared to peers.

Total revenue (net interest income plus noninterest income) for the first quarter of 2019 was $87.3 million, or 8% above the $81.1 million of total revenue earned for the first quarter of 2018. The primary driver of revenue growth for the first quarter of 2019 over 2018 was net interest income growth of 7% ($81.0 million versus $75.8 million). Noninterest income increased in the first quarter of 2019 compared to the same period in 2018, due substantially to increased net investment gains offset by lower gains on sales of loans. Excluding net gains on sales of investment securities, noninterest income was $5.4 million for the first quarter of 2019 and $5.3 million for the first quarter of 2018.

While the Company’s primary focus continues to be on generating spread income, management also looks to the origination and sale of residential mortgage loans, Small Business Administration (“SBA”) loan activity and FHA Multifamily lending and securitization as components of the Company’s ongoing noninterest income initiatives. For the first quarter of 2019, gains on the sale of residential mortgage loans were $1.3 million as compared to $1.4 million for the first quarter of 2018. The lesser revenue was due to lower volumes, as market interest rates have been generally higher over the past 12 months. Sales of SBA guaranteed loans resulted in modest gains of $108 thousand on sales for the first quarter of 2019 versus $169 thousand for the same period in 2018. Gains on sales of FHA multifamily loans in the first quarter of 2019 were $55 thousand versus $48 thousand in the first quarter of 2018. Ms. Riel added, “In all three of these business units, we have worked to right size the operations based on lesser revenues but remain committed to these businesses.”

As noted earlier, our asset quality measures remained solid at March 31, 2019, notwithstanding higher net charge-offs and elevated nonperforming loans at March 31, 2019. Annualized net charge-offs were 0.19% of average loans for the first quarter of 2019, as compared to 0.06% of average loans for the first quarter of 2018. At March 31, 2019, the Company’s nonperforming loans amounted to $40.3 million (0.56% of total loans) as compared to $13.4 million (0.20% of total loans) at March 31, 2018 and $16.3 million (0.23% of total loans) at December 31, 2018. Nonperforming assets amounted to $41.7 million (0.50% of total assets) at March 31, 2019 compared to $14.8 million (0.19% of total assets) at March 31, 2018 and $17.7 million (0.21% of total assets) at December 31, 2018.

Management remains attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk, including placing loans on nonaccrual status. Based on our ongoing risk analysis and consistent application of allowance methodology, management believes that its allowance for credit losses, at 0.98% of total loans (excluding loans held for sale) at March 31, 2019, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.00% at both March 31, 2018 and December 31, 2018. The allowance for credit losses represented 174% of nonperforming loans at March 31, 2019, as compared to 492% at March 31, 2018 and 430% at December 31, 2018. Excluding the $19.0 million of nonperforming loans discussed above, the allowance for loan losses at March 31, 2019 would have been 329% of nonperforming loans, in line with prior quarters and well above peer banking companies.

“The Company’s productivity remained strong in the quarter,” noted Ms. Riel. Excluding the nonrecurring costs discussed above, the efficiency ratio of 36.82% reflects management’s ongoing efforts to maintain superior operating leverage. Further, the annualized level of noninterest expenses (excluding nonrecurring charges identified above) as a percentage of average assets has declined to 1.52% in the first quarter of 2019 as compared to 1.64% in the first quarter of 2018. The Company’s goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Ms. Riel further noted, “Our favorable efficiency ratio is due in large part to our streamlined branch system and control of occupancy costs. Our total deposits at March 31, 2019 averaged $334 million per branch as compared to the FDIC’s most recently reported regional average of $135 million per branch.”

Total assets at March 31, 2019 were $8.39 billion, a 9% increase as compared to $7.70 billion at March 31, 2018, and stable as compared to $8.39 billion at December 31, 2018. Total loans (excluding loans held for sale) were $7.17 billion at March 31, 2019, a 9% increase as compared to $6.60 billion at March 31, 2018, and a 3% increase as compared to $6.99 billion at December 31, 2018. Loans held for sale amounted to $20.3 million at March 31, 2019 as compared to $25.9 million at March 31, 2018, a 22% decrease, and $19.3 million at December 31, 2018, a 5% increase. The investment portfolio totaled $772.2 million at March 31, 2019, a 34% increase from the $578.3 million balance at March 31, 2018. As compared to December 31, 2018, the investment portfolio at March 31, 2019 decreased by $11.9 million or 2%.

Total deposits at March 31, 2019 were $6.68 billion compared to $6.12 billion at March 31, 2018, a 9% increase and $6.97 billion at December 31, 2018, a 4% decrease. We continue to work on expanding the breadth and depth of our existing customer relationships while we pursue new relationships. The deposit decline in the first quarter of 2019 was deemed seasonal. Total borrowed funds (excluding customer repurchase agreements) were $467.4 million at March 31, 2019, $492.0 million at March 31, 2018 and $217.3 million at December 31, 2018.

Total shareholders’ equity at March 31, 2019 increased 17% to $1.15 billion compared to $985.2 million at March 31, 2018, and increased 4% from $1.11 billion at December 31, 2018. The increase in shareholders’ equity at March 31, 2019 compared to the same period in 2018 was primarily the result of growth in retained earnings. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 16.22% at March 31, 2019, as compared to 15.32% at March 31, 2018, and 16.07% at December 31, 2018. In addition, the tangible common equity ratio was 12.59% at March 31, 2019, compared to 11.57% at March 31, 2018 and 12.11% at December 31, 2018. Tangible book value per share was $30.20 at March 31, 2019, an 18% increase over $25.60 for the same period in 2018.

In accordance with the new accounting standard (ASC 842) adopted as of January 1, 2019, a right of use lease asset and a lease obligation liability were both recorded in the first quarter of 2019 for $29.6 million which added leverage to the balance sheet and reduced the total risk based capital ratio by six basis points. All of the Company’s branches and administrative offices are leased facilities.

Net interest income increased 7% for the three months ended March 31, 2019 over the same period in 2018 ($81.0 million versus $75.8 million), resulting from growth in average earning assets of 11%. The net interest margin was 4.02% for the three months ended March 31, 2019, as compared to 4.17% for the three months ended March 31, 2018. Management believes the Company’s current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.62% for the first quarter of 2019 (as compared to 5.30% for the same period in 2018) has been a significant factor in its overall profitability.

The provision for credit losses was $3.4 million for the three months ended March 31, 2019 as compared to $2.0 million for the three months ended March 31, 2018. The higher provisioning in the first quarter of 2019, as compared to the first quarter of 2018, is due to higher net charge-offs. Net charge-offs of $3.4 million in the first quarter of 2019 represented an annualized 0.19% of average loans, excluding loans held for sale, as compared to $921 thousand, or an annualized 0.06% of average loans, excluding loans held for sale, in the first quarter of 2018. Net charge-offs in the first quarter of 2019 were attributable primarily to commercial real estate loans ($3.5 million) offset by a net recovery in commercial loans ($126 thousand).

Noninterest income for the three months ended March 31, 2019 increased to $6.3 million from $5.3 million for the three months ended March 31, 2018, a 19% increase, due substantially to higher net investment gains in the first quarter of 2019 as compared to 2018 offset by lower gains on the sale of residential mortgage loans ($1.3 million versus $1.4 million) resulting from lower volume. Net investment gains were $912 thousand for the three months ended March 31, 2019 compared to $42 thousand for the same period in 2018. Residential mortgage loans closed were $93 million for the first quarter of 2019 versus $100 million for the first quarter of 2018.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 43.87% for the first quarter of 2019, (36.82% excluding nonrecurring costs defined above) as compared to 38.38% for the first quarter of 2018. Noninterest expenses totaled $38.3 million for the three months ended March 31, 2019, as compared to $31.1 million for the three months ended March 31, 2018, a 23% increase. Excluding nonrecurring salaries and benefit costs defined above, noninterest expenses were $32.2 million for the first quarter in 2019, a 3% increase over noninterest expenses in the first quarter of 2018.

Cost increases for salaries and benefits were $6.8 million, $6.2 million of which were nonrecurring charges related to share based compensation awards and the retirement of Mr. Paul. The remaining increase was due primarily to increased staff and merit increases. Legal, accounting and professional fees decreased $1.3 million, a significant portion of which was due to higher expenses during the first quarter of 2018 for independent consulting and professional services associated with the internet event late in 2017. FDIC expenses increased $441 thousand due to a higher assessment base resulting from growth in total assets. Other expenses increased $1.0 million, due primarily to higher broker fees ($660 thousand).

The effective income tax rate for the first quarter of 2019 was 26.1% as compared to 25.6% for the first quarter of 2018 due primarily to a decrease in federal tax credits and an increase in nondeductible expenses.

The financial information which follows provides more detail on the Company’s financial performance for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its first quarter 2019 financial results on Thursday, April 18, 2019 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 2599209, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 2, 2019.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2019	2018
Income Statements:
Total interest income	$105,134	$89,049
Total interest expense	24,117	13,269
Net interest income	81,017	75,780
Provision for credit losses	3,360	1,969
Net interest income after provision for credit losses	77,657	73,811
Noninterest income (before investment gains)	5,379	5,262
Gain on sale of investment securities	912	42
Total noninterest income	6,291	5,304
Total noninterest expense	38,304	31,121
Income before income tax expense	45,644	47,994
Income tax expense	11,895	12,279
Net income	$33,749	$35,715

Per Share Data:
Earnings per weighted average common share, basic	$0.98	$1.04
Earnings per weighted average common share, diluted	$0.98	$1.04
Weighted average common shares outstanding, basic	34,480,772	34,260,882
Weighted average common shares outstanding, diluted	34,536,236	34,406,310
Actual shares outstanding at period end	34,537,193	34,303,056
Book value per common share at period end	$33.25	$28.72
Tangible book value per common share at period end (1)	$30.20	$25.60

Performance Ratios (annualized):
Return on average assets	1.62%	1.91%
Return on average common equity	12.12%	14.99%
Return on average tangible common equity	13.38%	16.86%
Net interest margin	4.02%	4.17%
Efficiency ratio (2)	43.87%	38.38%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	1.00%
Allowance for credit losses to total nonperforming loans (4)	173.72%	491.56%
Nonperforming loans to total loans (3)(4)	0.56%	0.20%
Nonperforming assets to total assets (4)	0.50%	0.19%
Net charge-offs (annualized) to average loans (3)(4)	0.19%	0.06%
Common equity to total assets	13.69%	12.80%
Tier 1 capital (to average assets)	12.49%	11.76%
Total capital (to risk weighted assets)	16.22%	15.32%
Common equity tier 1 capital (to risk weighted assets)	12.69%	11.57%
Tangible common equity ratio (1)	12.59%	11.57%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,510,835	$1,426,042
Commercial real estate - owner occupied	$990,372	$800,747
Commercial real estate - income producing	$3,370,692	$3,137,498
1-4 Family mortgage	$101,860	$103,932
Construction - commercial and residential	$1,044,305	$1,000,266
Construction - C&I (owner occupied)	$64,845	$40,547
Home equity	$87,009	$90,271
Other consumer	$3,140	$3,223

Average Balances (in thousands):
Total assets	$8,455,680	$7,597,485
Total earning assets	$8,185,711	$7,373,535
Total loans	$7,038,472	$6,433,730
Total deposits	$6,987,468	$6,063,017
Total borrowings	$266,209	$523,369
Total shareholders’ equity	$1,128,869	$966,585

(1)  Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018
Common shareholders' equity	$1,148,488	$985,180
Less: Intangible assets	(105,466)	(107,097)
Tangible common equity	$1,043,022	$878,083

Book value per common share	$33.25	$28.72
Less: Intangible book value per common share	(3.05)	(3.12)
Tangible book value per common share	$30.20	$25.60

Total assets	$8,388,406	$7,698,060
Less: Intangible assets	(105,466)	(107,097)
Tangible assets	$8,282,940	$7,590,963
Tangible common equity ratio	12.59%	11.57%

Average common shareholders' equity	$1,128,869	$966,585
Less: Average intangible assets	(105,581)	(107,271)
Average tangible common equity	$1,023,288	$859,314

Net Income Available to Common Shareholders	$33,750	$35,715
Average tangible common equity	$1,023,288	$859,314
Annualized Return on Average Tangible Common Equity (1)	13.38%	16.86%

Eagle Bancorp, Inc.
GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended March 31, 2019

	GAAP	Change	Non-GAAP
Noninterest Expense
Salaries and employee benefits	23,644	(6,153)	17,491
Total noninterest expense	38,304	(6,153)	32,151
Income Before Income Tax Expense	45,645	6,153	51,798
Income Tax Expense	11,895	1,404	13,299
Net Income	$33,749	$4,749	$38,499

Earnings Per Common Share
Basic	$0.98	$0.14	$1.12
Diluted	$0.98	$0.13	$1.11

Book value per common share at period end	$33.25		$33.39
Tangible book value per common share at period end	$30.20		$30.33

Return on average assets	1.62%		1.85%
Return on average common equity	12.12%		13.84%
Return on average tangible common equity	13.38%		15.26%
Efficiency ratio	43.87%		36.82%
Effective tax rate	26.06%		25.67%
Other Ratios:
Common equity to total assets	13.69%		13.75%
Tier 1 capital (to average assets)	12.49%		12.55%
Tier 1 risk based capital ratio	11.69%		11.69%
Total capital (to risk weighted assets)	16.22%		16.27%
Common equity tier 1 capital (to risk weighted assets)	12.69%		12.75%
Tangible common equity ratio	12.59%		12.65%
Non Interest Expense as a % of average assets	1.81%		1.52%
Allowance for credit losses to total nonperforming loans (4)	173.72%		329.15%
Nonperforming loans to total loans (4)	0.56%		0.30%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

(4) Includes $19.0 million of nonperforming loans at March 31, 2019 that were addressed in April with no additional losses.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2019	December 31, 2018	March 31, 2018
Cash and due from banks	$6,817	$6,773		$7,954
Federal funds sold	15,403	11,934		29,552
Interest bearing deposits with banks and other short-term investments	99,870	303,157		167,347
Investment securities available for sale, at fair value	772,229	784,139		578,317
Federal Reserve and Federal Home Loan Bank stock	34,995	23,506		34,768
Loans held for sale	20,268	19,254		25,873
Loans	7,173,058	6,991,447		6,602,526
Less allowance for credit losses	(69,943)	(69,944)		(65,807)
Loans, net	7,103,115	6,921,503		6,536,719
Premises and equipment, net	44,726	16,851		19,808
Deferred income taxes	31,763	33,027		30,203
Bank owned life insurance	73,865	73,441		61,291
Intangible assets, net	105,466	105,766		107,097
Other real estate owned	1,394	1,394		1,394
Other assets	78,495	88,392		97,737
Total Assets	$8,388,406	$8,389,137		$7,698,060

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,216,270	$2,104,220		$1,909,210
Interest bearing transaction	588,326	593,107		366,986
Savings and money market	2,515,269	2,949,559		2,767,721
Time, $100,000 or more	791,956	801,957		598,307
Other time	571,098	525,442		479,577
Total deposits	6,682,919	6,974,285		6,121,801
Customer repurchase agreements	26,418	30,413		48,365
Other short-term borrowings	250,000	-		275,000
Long-term borrowings	217,394	217,296		217,003
Other liabilities	63,187	58,202		50,711
Total liabilities	7,239,918	7,280,196		6,712,880

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,537,193, 34,387,919, and 34,303,056, respectively	343	342		341
Additional paid in capital	530,894	528,380		522,316
Retained earnings	618,243	584,494		467,933
Accumulated other comprehensive loss	(992)	(4,275)		(5,410)
Total Shareholders' Equity	1,148,488	1,108,941		985,180
Total Liabilities and Shareholders' Equity	$8,388,406	$8,389,137		$7,698,060
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Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
Interest Income	2019	2018
Interest and fees on loans	$97,821	$84,430
Interest and dividends on investment securities	5,598	3,592
Interest on balances with other banks and short-term investments	1,666	981
Interest on federal funds sold	49	46
Total interest income	105,134	89,049
Interest Expense
Interest on deposits	20,900	9,129
Interest on customer repurchase agreements	98	50
Interest on other short-term borrowings	140	1,111
Interest on long-term borrowings	2,979	2,979
Total interest expense	24,117	13,269
Net Interest Income	81,017	75,780
Provision for Credit Losses	3,360	1,969
Net Interest Income After Provision For Credit Losses	77,657	73,811

Noninterest Income
Service charges on deposits	1,694	1,614
Gain on sale of loans	1,388	1,523
Gain on sale of investment securities	912	42
Increase in the cash surrender value of bank owned life insurance	425	344
Other income	1,872	1,781
Total noninterest income	6,291	5,304
Noninterest Expense
Salaries and employee benefits	23,644	16,858
Premises and equipment expenses	3,852	3,929
Marketing and advertising	1,148	937
Data processing	2,375	2,317
Legal, accounting and professional fees	1,709	2,973
FDIC insurance	1,116	675
Other expenses	4,460	3,432
Total noninterest expense	38,304	31,121
Income Before Income Tax Expense	45,644	47,994
Income Tax Expense	11,895	12,279
Net Income	$33,749	$35,715

Earnings Per Common Share
Basic	$0.98	$1.04
Diluted	$0.98	$1.04

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$301,020	$1,666	2.24%	$282,440	$981	1.41%
Loans held for sale (1)	17,919	200	4.46%	24,960	274	4.39%
Loans (1) (2)	7,038,472	97,621	5.62%	6,433,730	84,156	5.30%
Investment securities available for sale (2)	810,550	5,598	2.80%	614,064	3,592	2.37%
Federal funds sold	17,750	49	1.12%	18,341	46	1.02%
Total interest earning assets	8,185,711	105,134	5.21%	7,373,535	89,049	4.90%

Total noninterest earning assets	339,420			289,333
Less: allowance for credit losses	69,451			65,383
Total noninterest earning assets	269,969			223,950
TOTAL ASSETS	$8,455,680			$7,597,485

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$590,853	$1,181	0.81%	$372,893	$464	0.50%
Savings and money market	2,792,552	11,963	1.74%	2,769,722	5,664	0.83%
Time deposits	1,330,939	7,756	2.36%	888,083	3,001	1.37%
Total interest bearing deposits	4,714,344	20,900	1.80%	4,030,698	9,129	0.92%
Customer repurchase agreements	27,793	98	1.43%	68,043	50	0.30%
Other short-term borrowings	21,059	140	2.66%	238,356	1,111	1.86%
Long-term borrowings	217,357	2,979	5.48%	216,970	2,979	5.49%
Total interest bearing liabilities	4,980,553	24,117	1.96%	4,554,067	13,269	1.18%

Noninterest bearing liabilities:
Noninterest bearing demand	2,273,124			2,032,319
Other liabilities	73,134			44,514
Total noninterest bearing liabilities	2,346,258			2,076,833

Shareholders’ Equity	1,128,869			966,585
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,455,680			$7,597,485

Net interest income		$81,017			$75,780
Net interest spread			3.25%			3.72%
Net interest margin			4.02%			4.17%
Cost of funds			1.19%			0.73%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.1 million and $4.7 million for the three months ended March 31, 2019 and 2018, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2019	2018	2018	2018	2018	2017	2017	2017
Total interest income	$105,134	$105,581	$102,360	$96,296	$89,049	$86,526	$82,370	$79,344
Total interest expense	24,117	23,869	21,069	18,086	13,269	11,167	10,434	9,646
Net interest income	81,017	81,712	81,291	78,210	75,780	75,359	71,936	69,698
Provision for credit losses	3,360	2,600	2,441	1,650	1,969	4,087	1,921	1,566
Net interest income after provision for credit losses	77,657	79,112	78,850	76,560	73,811	71,272	70,015	68,132
Noninterest income (before investment gains)	5,379	6,060	5,640	5,527	5,262	9,496	6,773	6,997
Gain on sale of investment securities	912	29	-	26	42	-	11	26
Total noninterest income	6,291	6,089	5,640	5,553	5,304	9,496	6,784	7,023
Salaries and employee benefits	23,644	15,907	17,157	17,812	16,858	16,678	16,905	16,869
Premises and equipment	3,852	3,969	3,889	3,873	3,929	4,019	3,846	3,920
Marketing and advertising	1,148	1,147	1,191	1,291	937	1,222	732	1,247
Other expenses	9,660	10,664	9,377	9,313	9,397	7,884	8,033	7,965
Total noninterest expense	38,304	31,687	31,614	32,289	31,121	29,803	29,516	30,001
Income before income tax expense	45,644	53,514	52,876	49,824	47,994	50,965	47,283	45,154
Income tax expense	11,895	13,197	13,928	12,528	12,279	35,396	17,409	17,382
Net income	33,749	40,317	38,948	37,296	35,715	15,569	29,874	27,772

Per Share Data:
Earnings per weighted average common share, basic	$0.98	$1.17	$1.14	$1.09	$1.04	$0.46	$0.87	$0.81
Earnings per weighted average common share, diluted	$0.98	$1.17	$1.13	$1.08	$1.04	$0.45	$0.87	$0.81
Weighted average common shares outstanding, basic	34,480,772	34,349,089	34,308,684	34,305,693	34,260,882	34,179,793	34,173,893	34,128,598
Weighted average common shares outstanding, diluted	34,536,236	34,460,985	34,460,794	34,448,354	34,406,310	34,334,873	34,338,442	34,324,120
Actual shares outstanding at period end	34,537,193	34,387,919	34,308,473	34,305,071	34,303,056	34,185,163	34,174,009	34,169,924
Book value per common share at period end	$33.25	$32.25	$30.94	$29.82	$28.72	$27.80	$27.33	$26.42
Tangible book value per common share at period end (1)	$30.20	$29.17	$27.84	$26.71	$25.60	$24.67	$24.19	$23.28

Performance Ratios (annualized):
Return on average assets	1.62%	1.90%	1.93%	1.92%	1.91%	0.82%	1.66%	1.60%
Return on average common equity	12.12%	14.82%	14.85%	14.93%	14.99%	6.49%	12.86%	12.51%
Return on average tangible common equity	13.38%	16.43%	16.54%	16.71%	16.86%	7.31%	14.55%	14.22%
Net interest margin	4.02%	3.97%	4.14%	4.15%	4.17%	4.13%	4.14%	4.16%
Efficiency ratio (2)	43.87%	36.09%	36.37%	38.55%	38.38%	35.12%	37.49%	39.10%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	1.00%	1.00%	1.00%	1.00%	1.01%	1.03%	1.02%
Allowance for credit losses to total nonperforming loans (4)	173.72%	429.72%	452.28%	612.42%	491.56%	489.20%	379.11%	356.00%
Nonperforming loans to total loans (3)(4)	0.56%	0.23%	0.22%	0.16%	0.20%	0.21%	0.27%	0.29%
Nonperforming assets to total assets (4)	0.50%	0.21%	0.20%	0.16%	0.19%	0.20%	0.24%	0.26%
Net charge-offs (annualized) to average loans (3)(4)	0.19%	0.05%	0.05%	0.05%	0.06%	0.15%	0.00%	0.02%
Tier 1 capital (to average assets)	12.49%	12.08%	12.13%	11.97%	11.76%	11.45%	11.78%	11.61%
Total capital (to risk weighted assets)	16.22%	16.07%	15.74%	15.59%	15.32%	15.02%	15.30%	15.13%
Common equity tier 1 capital (to risk weighted assets)	12.69%	12.47%	12.11%	11.89%	11.57%	11.23%	11.40%	11.18%
Tangible common equity ratio (1)	12.59%	12.11%	12.01%	11.79%	11.57%	11.44%	11.35%	11.15%

Average Balances (in thousands):
Total assets	$8,455,680	$8,415,480	$8,023,535	$7,789,564	$7,597,485	$7,487,624	$7,128,769	$6,959,994
Total earning assets	$8,185,711	$8,171,010	$7,793,422	$7,558,138	$7,373,535	$7,242,994	$6,897,613	$6,728,055
Total loans	$7,038,472	$6,897,434	$6,646,264	$6,569,931	$6,433,730	$6,207,505	$5,946,411	$5,895,174
Total deposits	$6,987,468	$6,950,714	$6,485,144	$6,269,126	$6,063,017	$6,101,727	$5,827,953	$5,660,119
Total borrowings	$266,209	$342,637	$464,460	$485,729	$523,369	$382,687	$344,959	$375,124
Total shareholders’ equity	$1,128,869	$1,079,622	$1,040,826	$1,002,091	$966,585	$951,727	$921,493	$890,498

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Includes $19.0 million of nonperforming loans at March 31, 2019 that were addressed in April with no additional losses.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800